UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2017 (March 15, 2017)

BARNES & NOBLE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12302	06-1196501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

122 Fifth Avenue, New York, New York	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 633-3300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2017, the Board of Directors of Barnes & Noble, Inc. (the “Company”) approved the termination of the Barnes & Noble, Inc. Executive Deferred Compensation Plan (the “Plan”) and the Barnes & Noble, Inc. Trust Under Executive Deferred Compensation Plan (the “Trust”).  The Plan was established in 2003 and permitted the deferral of the issuance of shares of Company Common Stock in connection with the exercise of Company stock options.  Since 2004, no deferrals have been made under the Plan.  All shares of Company Common Stock deferred under the Plan have always been fully vested.

In connection with the Compensation Committee of the Board of Directors’ review of the Company’s compensation and benefit programs, the Compensation Committee determined that it was prudent for the Plan to be terminated because no additional amounts had been deferred under the Plan in over 10 years and because it was unlikely that any additional deferrals would be made under the Plan in the future due to tax law changes subsequent to the Plan’s adoption.  As part of the termination of the Plan, all amounts deferred under the Plan will be distributed in calendar year 2017, which will result in a distribution to Leonard Riggio, the Company’s Executive Chairman and Chief Executive Officer.  The distribution will include all shares of Company Common Stock held within the Trust along with other consideration held within the Trust.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARNES & NOBLE, INC.,

Date: March 15, 2017	By:	/s/ Bradley A. Feuer
Name: Bradley A. Feuer
Title: Vice President, General Counsel & Corporate Secretary

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